Exhibit 99.1

Concrete Pumping Holdings Reports Third Quarter Fiscal Year 2021 Results

DENVER, CO – September 8, 2021 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (the “Company” or “CPH”), a leading provider of concrete pumping and waste management services in the U.S. and U.K., reported financial results for the third quarter ended July 31, 2021.

Third Quarter Fiscal Year 2021 Summary vs. Third Quarter of Fiscal Year 2020 (where applicable)

●	Revenue increased 5% to $80.8 million compared to $77.1 million.
●	Gross profit was $37.2 million compared to $37.8 million.
●	Income from operations was $12.2 million compared to $10.8 million.
●	Net income attributable to common shareholders improved to $4.1 million or $0.07 per diluted share, compared to a net loss attributable to common shareholders of $0.2 million or $0.00 per diluted share.
●	Adjusted EBITDA[1] was $28.4 million compared to $30.0 million, with adjusted EBITDA margin[1] at 35.2% compared to 38.9%.
●

Amounts outstanding under debt agreements was $375.0 million with net debt[1] of $354.8 million. Total available liquidity increased to $142.2 million as of July 31, 2021 compared to $134.9 million as of April 30, 2021.

Management Commentary

“The third quarter was another testament to the strength and resilience of our proven business plan,” said Bruce Young, CEO of Concrete Pumping Holdings. “The Company delivered robust year over year revenue growth in the quarter notwithstanding the above average precipitation in some of our key markets like Texas and Colorado, and we were able to recapture some of the projects by quarter end.

“During the quarter, we also executed on our organic growth strategy by acquiring all the concrete pumping equipment of H.D. Construction Equipment in the Southern California market.  Most of these assets folded into our existing regional location, while the remaining were used to support our greenfield expansion into the Las Vegas market. In addition, we successfully acquired the assets of Hi-Tech Concrete Pumping Services at the beginning of September, enhancing our market share and service reach in the Houston metropolitan area which further strengthens our presence in Texas.

“As we enter the last quarter of our 2021 fiscal year, we continue to see strong demand for residential and infrastructure projects, and we are seeing the gradual return of commercial work as the economy recovers. While we are not immune to inflationary pressures or supply chain constraints that may delay other areas of the customers we serve, our team is doing a great job managing these challenges and meeting the needs of our customers. Overall, we remain committed to executing our strategic priorities and maximizing shareholder value for the rest of the year and beyond.”

1 Adjusted EBITDA and net debt are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the definition of any non-GAAP financial measures used in this release and a reconciliation to their most comparable GAAP measures.

Third Quarter Fiscal Year 2021 Financial Results

Revenue in the third quarter of fiscal year 2021 increased 5% to $80.8 million compared to $77.1 million in the third quarter of fiscal year 2020. The increase was primarily attributable to increased revenue from the Company’s U.K. Operations.

Gross profit in the third quarter of fiscal year 2021 was $37.2 million compared to $37.8 million in the year-ago quarter. Gross margin was 46.1% down from 49.0% in the prior year quarter, due to inflationary cost pressures, most notably around higher fuel costs.

G&A expenses for the fiscal 2021 third quarter were $25.0 million compared to $27.0 million in the fiscal 2020 third quarter. As a percent of revenue, G&A expenses were 30.9% for the fiscal 2021 third quarter compared to 34.9% in the fiscal 2020 third quarter. Excluding non-cash expenses of $6.7 million in amortization of intangible assets and $1.3 million in stock-based compensation expense, G&A expenses were down $0.4 million year-over-year to $17.0 million (21.1% of revenue) from $17.5 million (22.6% of revenue).

Net income attributable to common shareholders increased to $4.1 million or $0.07 per diluted share, compared to a net loss attributable to common shareholders of $0.2 million or $0.00 per diluted share.

Adjusted EBITDA in the third quarter of fiscal year 2021 was $28.4 million compared to $30.0 million in the year-ago quarter. Adjusted EBITDA margin was 35.2% compared to 38.9% in the prior year quarter.

Liquidity

On July 31, 2021, the Company had debt outstanding of $375.0 million, net debt of $354.8 million and total available liquidity of $142.2 million.

Segment Results

U.S. Concrete Pumping. Revenue in the third quarter of fiscal 2021 was $58.0 million compared to $58.6 million in the year-ago quarter. The slight decrease was attributable to above average rainfall affecting operations in Texas, Colorado, and Arizona. Net income in the third quarter improved to $1.8 million compared to net income of $0.9 million in the prior year quarter. Adjusted EBITDA was $18.4 million compared to $21.2 million in the year-ago quarter.

U.K. Operations. Revenue in the third quarter of fiscal 2021 increased 37% to $12.7 million compared to $9.2 million in the year-ago quarter. The increase was primarily driven by the segment’s recovery from the impacts of COVID-19. Net income in the third quarter improved to $0.4 million compared to a net loss of $0.0 million in the prior year quarter. Adjusted EBITDA improved 20% to $4.1 million compared to $3.4 million in the year-ago quarter.

U.S. Concrete Waste Management Services. Revenue in the third quarter of fiscal 2021 increased 8% to $10.1 million compared to $9.4 million in the year-ago quarter. The increase was due to organic growth and pricing improvements. Net income in the third quarter increased to $1.8 million compared to $1.7 million in the prior year third quarter. Adjusted EBITDA improved 10% to $5.3 million compared to $4.8 million in the year-ago quarter.

Fiscal Year 2021 Outlook

The Company continues to expect fiscal year 2021 revenue to range between $300.0 million to $310.0 million, Adjusted EBITDA to range between $105.0 million to $110.0 million, and free cash flow2 to range between $47.5 million and $52.5 million. The midpoint of the Company's free cash flow outlook implies a 10% yield to its current market capitalization of approximately $524 million.

2 Free cash flow is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the definition of any non-GAAP financial measures used in this release and a reconciliation to their most comparable GAAP measures.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its third quarter 2021 results.

Date: Wednesday, September 8, 2021

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Toll-free dial-in number: 1-877-407-9039

International dial-in number: 1-201-689-8470

Conference ID: 13722482

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay at "https://viavid.webcasts.com/starthere.jsp?ei=1488532&tp_key=ddcf9364dd" and via the investor relations section of the Company’s website at www.concretepumpingholdings.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through September 29, 2021.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13722482

About Concrete Pumping Holdings

Concrete Pumping Holdings is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan seeks to provide a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of July 31, 2021, the Company provided concrete pumping services in the U.S. from a footprint of approximately 90 locations across 19 states, concrete pumping services in the U.K. from approximately 30 locations, and route-based concrete waste management services from 16 locations in the U.S. and 1 shared location in the U.K. For more information, please visit http://www.concretepumpingholdings.com or the Company’s brand websites at http://www.brundagebone.com, http://www.camfaud.co.uk, or http://www.eco-pan.com/.

Forward‐Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” “outlook” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, including the Company's fiscal year 2021 outlook. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the impacts on the Company related to its recent accounting restatement, material weakness in internal control over financial reporting and the assessment of complex accounting issues, as disclosed in the Company's From 10-K/A filed with the Securities and Exchange Commission (the "SEC") on June 11, 2021 (The "Amended 10-K"); the impacts of the COVID-19 pandemic and related economic conditions on the Company; the outcome of any legal proceedings or demand letters that may be instituted against or sent to the Company or its subsidiaries; the ability of the Company to grow and manage growth profitably and retain its key employees; the ability to complete targeted acquisitions and realize the expected benefits from recent acquisitions, including the Company’s acquisition of the assets of Hi-Tech Concrete Pumping Services described above; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the risk factors in the Company's latest Annual Report on Form 10-K, the Amended 10-K, and Quarterly Reports on Form 10-Q. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measures

Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). The Company believes that this non-GAAP financial measure provides useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company’s management also uses this non-GAAP financial measure to compare the Company’s performance to that of prior periods for trend analyses, determining incentive compensation and for budgeting and planning purposes. Adjusted EBITDA is also used in quarterly and annual financial reports prepared for the Company’s board of directors. The Company believes that this non-GAAP measure provides an additional tool for investors to use in evaluating the Company’s ongoing operating results and in comparing the Company’s financial results with competitors who also present similar non-GAAP financial measures.

Adjusted EBITDA is defined as net income calculated in accordance with GAAP plus interest expense, income taxes, depreciation, amortization, transaction expenses, loss on debt extinguishment, stock-based compensation, other income, net, and other adjustments. Adjusted EBITDA is not pro forma for acquisitions. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue for the period presented. See below for a reconciliation of Adjusted EBITDA to net income (loss) calculated in accordance with GAAP.

Net debt is calculated as all amounts outstanding under debt agreements (currently this includes the Company’s term loan and revolving line of credit balances, excluding any offsets for capitalized deferred financing costs) measured in accordance with GAAP less cash. Cash is subtracted from the GAAP measure because it could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor the Company’s leverage and evaluate the Company’s consolidated balance sheet. See “Non-GAAP Measures (Reconciliation of Net Debt)” below for a reconciliation of Net Debt to amounts outstanding under debt agreements calculated in accordance with GAAP.

Free cash flow is defined as Adjusted EBITDA less net capital expenditures and cash paid for interest. This measure is not a substitute for cash flow from operations and does not represent the residual cash flow available for discretionary expenditures, since certain non-discretionary expenditures, such as debt servicing payments, are not deducted from the measure. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor and evaluate the cash flow yield of the business.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA, net debt and free cash flow to the applicable most comparable U.S. GAAP financial measure. However, the Company has not reconciled the forward-looking Adjusted EBITDA guidance range and free cash flow range included in this press release to the most directly comparable forward-looking GAAP measures because this cannot be done without unreasonable effort due to the lack of predictability regarding the various reconciling items such as provision for income taxes and depreciation and amortization.

Current and prospective investors should review the Company’s audited annual and unaudited interim financial statements, which are filed with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate the Company’s business. Other companies may calculate Adjusted EBITDA, net debt and free cash flow differently and therefore these measures may not be directly comparable to similarly titled measures of other companies.

As a result of the business combination between our predecessor, Industrea Acquisition Corp., and the private operating company formerly called Concrete Pumping Holdings, Inc. (the “Business Combination”), the Company is the acquirer for accounting purposes and CPH is the acquiree and accounting predecessor. The Company’s financial statement presentation distinguishes the Company’s presentations into two distinct periods, the period up to the Business Combination closing date (labeled “Predecessor”) and the period including and after that date (labeled “Successor”). The Business Combination was accounted for as a business combination using the acquisition method of accounting, and the Successor financial statements reflect a new basis of accounting that is based on the fair value of the net assets acquired. As the underlying business and financial results of the Successor and Predecessor entities are expected to be largely consistent, excluding the impact on certain financial statement line items that were impacted by the Business Combination, management has combined the fiscal year 2019 results of the Predecessor and Successor periods for comparability in certain tables below. Accordingly, in addition to presenting our results of operations as reported in our consolidated financial statements in accordance with GAAP, the tables below present the non-GAAP combined results for the fiscal year 2019.

Contact:

Company: Iain Humphries Chief Financial Officer 1-303-289-7497	Investor Relations: Gateway Investor Relations Cody Slach 1-949-574-3860 BBCP@gatewayir.com

Concrete Pumping Holdings, Inc.
Consolidated Balance Sheets

	July 31,	October 31,
(in thousands, except per share amounts)	2021	2020
ASSETS

Current assets:
Cash and cash equivalents	$20,204	$6,736
Trade receivables, net	44,520	44,343
Inventory	4,603	4,630
Income taxes receivable	391	1,602
Prepaid expenses and other current assets	5,177	2,694
Total current assets	74,895	60,005

Property, plant and equipment, net	314,590	304,254
Intangible assets, net	164,647	183,839
Goodwill	225,165	223,154
Other non-current assets	691	1,753
Deferred financing costs	1,978	753
Total assets	$781,966	$773,758

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Revolving loan	$-	$1,741
Term loans, current portion	-	20,888
Current portion of capital lease obligations	101	97
Accounts payable	6,683	6,587
Accrued payroll and payroll expenses	12,366	13,065
Accrued expenses and other current liabilities	23,570	18,879
Income taxes payable	646	1,055
Total current liabilities	43,366	62,312

Long term debt, net of discount for deferred financing costs	368,736	343,906
Capital lease obligations, less current portion	304	380
Deferred income taxes	67,173	68,019
Warrant liabilities	18,225	7,031
Total liabilities	497,804	481,648

Zero-dividend convertible perpetual preferred stock, $0.0001 par value, 2,450,980 shares issued and outstanding as of July 31, 2021 and October 31, 2020	25,000	25,000

Stockholders' equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 56,567,186 and 56,463,992 issued and outstanding as of July 31, 2021 and October 31, 2020, respectively	6	6
Additional paid-in capital	372,961	367,681
Treasury stock	(461)	(131)
Accumulated other comprehensive income	5,001	(606)
(Accumulated deficit) retained earnings	(118,345)	(99,840)
Total stockholders' equity	259,162	267,110

Total liabilities and stockholders' equity	$781,966	$773,758

Concrete Pumping Holdings, Inc.
Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
(in thousands, except share and per share amounts)	July 31, 2021	July 31, 2020	July 31, 2021	July 31, 2020

Revenue	$80,761	$77,131	$228,054	$225,111
Cost of operations	43,548	39,330	127,676	123,295
Gross profit	37,213	37,801	100,378	101,816
Gross margin	46.1%	49.0%	44.0%	45.2%

General and administrative expenses	24,951	26,954	73,812	79,941
Goodwill and intangibles impairment	-	-	-	57,944
Transaction costs	111	-	195	-
Income (loss) from operations	12,151	10,847	26,371	(36,069)

Interest expense, net	(6,153)	(8,364)	(19,082)	(26,632)
Loss on extinguishment of debt	-	-	(15,510)	-
Change in fair value of warrant liabilities	260	(2,734)	(11,195)	130
Other income, net	32	36	85	139
Income (loss) before income taxes	6,290	(215)	(19,331)	(62,432)

Income tax expense (benefit)	1,652	(462)	(826)	(3,829)
Net income (loss)	4,638	247	(18,505)	(58,603)

Less preferred shares dividends	(525)	(489)	(1,530)	(1,432)

Income (loss) available to common shareholders	$4,113	$(242)	$(20,035)	$(60,035)

Weighted average common shares outstanding
Basic	53,522,089	52,782,663	53,377,032	52,752,884
Diluted	54,547,494	52,782,663	53,377,032	52,752,884

Net (loss) income per common share
Basic	$0.07	$0.00	$(0.38)	$(1.14)
Diluted	$0.07	$0.00	$(0.38)	$(1.14)

Concrete Pumping Holdings, Inc.
Consolidated Statements of Cash Flows

	Nine Months Ended
(in thousands, except per share amounts)	July 31, 2021	July 31, 2020

Net loss	$(18,505)	$(58,603)
Adjustments to reconcile net income to net cash provided by operating activities:
Goodwill and intangibles impairment	-	57,944
Depreciation	21,169	19,537
Deferred income taxes	(1,417)	92
Amortization of deferred financing costs	1,877	3,094
Amortization of intangible assets	20,517	25,290
Stock-based compensation expense	5,280	4,207
Change in fair value of warrant liabilities	11,195	(130)
Loss on extinguishment of debt	15,510	-
Net gain on the sale of property, plant and equipment	(1,125)	(944)
Payment of contingent consideration in excess of amounts established in purchase accounting	-	(526)
Net changes in operating assets and liabilities:
Trade receivables, net	475	1,668
Inventory	122	(63)
Prepaid expenses and other current assets	(1,331)	(3,520)
Income taxes payable, net	750	(3,899)
Accounts payable	(93)	(1,489)
Accrued payroll, accrued expenses and other current liabilities	5,920	10,826
Net cash provided by operating activities	60,344	53,484

Cash flows from investing activities:
Purchases of property, plant and equipment	(34,558)	(36,658)
Proceeds from sale of property, plant and equipment	5,070	6,392
Net cash used in investing activities	(29,488)	(30,266)

Cash flows from financing activities:
Proceeds on long term debt	375,000	-
Payments on long term debt	(381,206)	(15,666)
Proceeds on revolving loan	201,125	206,420
Payments on revolving loan	(202,977)	(217,162)
Payment of debt issuance costs	(8,464)	-
Payments on capital lease obligations	(72)	(67)
Purchase of treasury stock	(330)	(131)
Payment of contingent consideration established in purchase accounting	-	(1,161)
Net cash provided by (used in) financing activities	(16,924)	(27,767)
Effect of foreign currency exchange rate on cash	(464)	1,207
Net increase in cash and cash equivalents	13,468	(3,342)
Cash and cash equivalents:
Beginning of period	6,736	7,473
End of period	$20,204	$4,131

Concrete Pumping Holdings, Inc.
Segment Revenue

	Three Months Ended		Change
(in thousands)	July 31, 2021	July 31, 2020	$	%
U.S. Concrete Pumping	$58,025	$58,644	$(619)	-1.1%
U.K. Operations	12,652	9,208	3,444	37.4%
U.S. Concrete Waste Management Services	10,122	9,390	732	7.8%
Corporate	625	625	-	0.0%
Intersegment	(663)	(736)	73	-9.9%
	$80,761	$77,131	$3,630	4.7%

	Nine Months Ended		Change
(in thousands)	July 31, 2021	July 31, 2020	$	%
U.S. Concrete Pumping	$166,509	$171,209	$(4,700)	-2.7%
U.K. Operations	34,285	28,294	5,991	21.2%
U.S. Concrete Waste Management Services	27,552	25,978	1,574	6.1%
Corporate	1,875	1,875	-	0.0%
Intersegment	(2,167)	(2,245)	78	-3.5%
	$228,054	$225,111	$2,943	1.3%

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income (Loss)

	Net Income (Loss)		Adjusted EBITDA
	Three Months Ended		Three Months Ended
(in thousands, except percentages)	July 31, 2021	July 31, 2020	July 31, 2021	July 31, 2020	$ Change	% Change
U.S. Concrete Pumping	$1,844	$865	$18,403	$21,170	$(2,767)	-13.1%
U.K. Operations	384	(20)	4,087	3,397	690	20.3%
U.S. Concrete Waste Management Services	1,832	1,679	5,334	4,846	488	10.1%
Corporate	578	(2,277)	625	625	-	0.0%
	$4,638	$247	$28,449	$30,038	$(1,589)	-5.3%

	Net Income (Loss)		Adjusted EBITDA
	Nine Months Ended		Nine Months Ended
(in thousands, except percentages)	July 31, 2021	July 31, 2020	July 31, 2021	July 31, 2020	$ Change	% Change
U.S. Concrete Pumping	$(11,759)	$(45,925)	$49,995	$54,338	$(4,343)	-8.0%
U.K. Operations	254	(16,868)	10,948	8,524	2,424	28.4%
U.S. Concrete Waste Management Services	3,282	2,904	13,037	12,650	387	3.1%
Corporate	(10,282)	1,286	1,877	1,875	2	0.1%
	$(18,505)	$(58,603)	$75,857	$77,387	$(1,530)	-2.0%

Concrete Pumping Holdings, Inc.
Quarterly Financial Performance

(dollars in millions)	Revenue	Net Income (Loss)	Adjusted EBITDA[1]	Capital Expenditures	Adjusted EBITDA less Capital Expenditures

Q1 2017	$46	$(6)	$14	$4	$9
Q2 2017	$51	$3	$16	$3	$13
Q3 2017	$55	$4	$18	$1	$18
Q4 2017	$60	$1	$20	$14	$6
Q1 2018	$53	$18	$16	$7	$9
Q2 2018	$56	$5	$18	$1	$17
Q3 2018	$66	$5	$22	$11	$11
Q4 2018	$68	$1	$22	$9	$13
Q1 2019	$58	$(26)	$17	$11	$6
Q2 2019	$62	$(10)	$18	$13	$5
Q3 2019	$79	$3	$31	$4	$27
Q4 2019	$84	$1	$30	$5	$25
Q1 2020	$74	$(3)	$24	$20	$4
Q2 2020	$74	$(59)	$24	$4	$20
Q3 2020	$77	$3	$30	$6	$24
Q4 2020	$79	$(2)	$30	$6	$24
Q1 2021	$70	$(12)	$22	$8	$15
Q2 2021	$77	$(11)	$25	$5	$20
Q3 2021	$81	$5	$28	$17	$11

1 Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a reconciliation of such measure to its most comparable GAAP measure.

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income (Loss) to Reported EBITDA to Adjusted EBITDA

	Predecessor
(dollars in thousands)	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	Q3 2018	Q4 2018	November 1, 2018 through December 5, 2018
Consolidated
Net income (loss)	$(6,296)	$2,556	$3,923	$730	$17,558	$4,610	$4,825	$1,389	$(22,575)
Interest expense, net	6,386	6,095	5,456	4,811	5,087	5,126	5,477	5,735	1,644
Income tax expense (benefit)	646	592	1,822	697	(13,544)	1,211	1,701	848	(4,192)
Depreciation and amortization	6,229	5,919	6,390	8,616	6,110	6,293	6,150	7,070	2,713
EBITDA	6,965	15,162	17,591	14,854	15,211	17,240	18,153	15,042	(22,410)
Transaction expenses	5,304	-	(465)	(349)	8	1,117	1,395	5,070	14,167
Loss on debt extinguishment	-	213	279	4,669	-	-	-	-	16,395
Stock based compensation	-	-	-	-	93	94	94	-	-
Other expense (income)	(39)	(32)	(19)	(84)	(12)	(8)	(14)	(21)	(6)
Goodwill and intangibles impairment	-	-	-	-	-	-	-	-	-
Other adjustments	1,172	1,108	1,051	985	1,324	(471)	2,674	2,161	1,442
Adjusted EBITDA	$13,402	$16,451	$18,437	$20,075	$16,624	$17,972	$22,302	$22,252	$9,588

	Successor	S&P Combined (non-GAAP)	Successor
(dollars in thousands)	December 6, 2018 through January 31, 2019	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Q3 2021
Consolidated
Net income (loss)	$(6,152)	$(28,727)	$(24,419)	$7,318	$6,850	$(3,137)	$(55,714)	$247	$(2,648)	$(12,290)	$(10,853)	$4,638
Interest expense, net	5,592	7,236	9,318	9,843	10,127	9,503	8,765	8,364	7,777	6,900	6,029	6,153
Income tax expense (benefit)	(2,765)	(6,957)	1,572	(1,922)	(188)	(1,147)	(2,221)	(462)	(1,147)	(2,648)	170	1,652
Depreciation and amortization	8,374	11,087	12,132	16,477	15,669	15,085	15,076	14,665	16,827	13,838	14,007	13,838
EBITDA	5,049	(17,361)	(1,397)	31,716	32,458	20,304	(34,094)	22,814	20,809	5,800	9,353	26,281
Transaction expenses	-	14,167	1,282	176	63	-	-	-	-	29	55	111
Loss on debt extinguishment	-	16,395	-	-	-	-	-	-	-	15,510	-	-
Stock based compensation	-	-	361	1,625	1,633	1,467	1,383	1,357	7,247	672	3,350	1,258
Change in fair value of warrant liabilities	2,522	2,522	14,774	(4,556)	(6,249)	391	(3,254)	2,734	391	-	11,456	(260)
Other expense (income)	(11)	(17)	(20)	(28)	12	(69)	(33)	(36)	(31)	(26)	(26)	(32)
Goodwill and intangibles impairment	-	-	-	-	-	-	57,944	-	-	-	-	-
Other adjustments	-	1,442	3,234	1,627	1,635	1,741	1,569	3,169	1,498	373	859	1,091
Adjusted EBITDA	$7,560	$17,148	$18,234	$30,560	$29,552	$23,834	$23,515	$30,038	$29,914	$22,358	$25,047	$28,449

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income (Loss) to Reported EBITDA to Adjusted EBITDA

	Three Months Ended		Nine Months Ended
(dollars in thousands)	July 31, 2021	July 31, 2020	July 31, 2021	July 31, 2020
Consolidated
Net income (loss)	$4,638	$247	$(18,505)	$(58,603)
Interest expense, net	6,153	8,364	19,082	26,632
Income tax expense (benefit)	1,652	(462)	(826)	(3,829)
Depreciation and amortization	13,838	14,665	41,686	44,827
EBITDA	26,281	22,814	41,437	9,027
Transaction expenses	111	-	195	-
Loss on debt extinguishment	-	-	15,510	-
Stock based compensation	1,258	1,357	5,280	4,208
Change in fair value of warrant liabilities	(260)	2,734	11,195	(130)
Other expense (income)	(32)	(36)	(85)	(139)
Goodwill and intangibles impairment	-	-	-	57,944
Other adjustments	1,091	3,169	2,325	6,477
Adjusted EBITDA	$28,449	$30,038	$75,857	$77,387

U.S. Concrete Pumping
Net income (loss)	$1,844	$865	$(11,759)	$(45,925)
Interest expense, net	5,347	7,620	16,717	24,448
Income tax expense (benefit)	781	(368)	(2,424)	(4,505)
Depreciation and amortization	9,206	9,745	27,885	29,893
EBITDA	17,178	17,862	30,419	3,911
Transaction expenses	111	-	195	-
Loss on debt extinguishment	-	-	15,510	-
Stock based compensation	1,258	1,357	5,280	4,208
Other expense (income)	(17)	1	(42)	(16)
Goodwill and intangibles impairment	-	-	-	43,500
Other adjustments	(127)	1,950	(1,367)	2,735
Adjusted EBITDA	$18,403	$21,170	$49,995	$54,338

U.K. Operations
Net income (loss)	$384	$(20)	$254	$(16,868)
Interest expense, net	806	744	2,365	2,184
Income tax expense (benefit)	149	(61)	51	333
Depreciation and amortization	2,042	2,052	6,124	6,313
EBITDA	3,381	2,715	8,794	(8,038)
Transaction expenses	-	-	-	-
Loss on debt extinguishment	-	-	-	-
Stock based compensation	-	-	-	-
Other expense (income)	(12)	(37)	(38)	(123)
Goodwill and intangibles impairment	-	-	-	14,444
Other adjustments	718	719	2,192	2,241
Adjusted EBITDA	$4,087	$3,397	$10,948	$8,524

U.S. Concrete Waste Management Services
Net income (loss)	$1,832	$1,679	$3,282	$2,904
Interest expense, net	-	-	-	-
Income tax expense (benefit)	626	6	1,210	245
Depreciation and amortization	2,379	2,661	7,050	8,000
EBITDA	4,837	4,346	11,542	11,149
Transaction expenses	-	-	-	-
Loss on debt extinguishment	-	-	-	-
Stock based compensation	-	-	-	-
Other expense (income)	(3)	-	(5)	-
Goodwill and intangibles impairment	-	-	-	-
Other adjustments	500	500	1,500	1,501
Adjusted EBITDA	$5,334	$4,846	$13,037	$12,650

Corporate
Net income (loss)	$578	$(2,277)	$(10,282)	$1,286
Interest expense, net	-	-	-	-
Income tax expense (benefit)	96	(39)	337	98
Depreciation and amortization	211	207	627	621
EBITDA	885	(2,109)	(9,318)	2,005
Transaction expenses	-	-	-	-
Loss on debt extinguishment	-	-	-	-
Stock based compensation	-	-	-	-
Change in fair value of warrant liabilities	(260)	2,734	11,195	(130)
Other expense (income)	-	-	-	-
Goodwill and intangibles impairment	-	-	-	-
Other adjustments	-	-	-	-
Adjusted EBITDA	$625	$625	$1,877	$1,875

Concrete Pumping Holdings, Inc.
Reconciliation of Free Cash Flow

Nine Months Ended
(dollars in millions)	July 31, 2021
Adjusted EBITDA	$75.9
Less net capital expenditures	(29.5)
Less cash paid for interest	(5.9)
Free cash flow	$40.5

Concrete Pumping Holdings, Inc.
Reconciliation of Net Debt

	January 31,	April 30,	July 31,	October 31,	January 31,	April 30,	July 31,	Change in Net
(in thousands)	2020	2020	2020	2020	2021	2021	2021	Debt Q2'21 to Q3'21
Term loan outstanding	396,871	391,650	386,427	381,205	-	-	-	-
Senior Notes	-	-	-	-	375,000	375,000	375,000	-
Revolving loan draws outstanding	38,661	39,211	12,990	1,741	7,687	1,087	-	(1,087)
Less: Cash	(2,636)	(18,048)	(4,131)	(6,736)	(2,273)	(13,714)	(20,204)	(6,490)
Net debt	432,896	412,813	395,286	376,210	380,414	362,373	354,796	(18,041)